Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to Registration Statement (No. 333-221077) on Form S-1 of scPharmaceuticals Inc. of our report dated April 17, 2017, except for the Net Loss per Share disclosures included in Note 3 as to which the date is August 30, 2017, relating to the financial statements of scPharmaceuticals Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts”.

/s/ RSM US LLP

Boston, Massachusetts

October 26, 2017